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The foregoing document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements relating to anticipated financial and operating results, Independence’s plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” “and other similar expression. Such statements are based upon the current beliefs and expectations of Independence’s management and involve a number of significant risks and uncertainties. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: (1) changes in general economic conditions; (2) the performance of financial markets and interest rates; (3) the inability to consummate the proposed transaction on the terms on which the parties have agreed, or at all, due to a number of factors, including, but not limited to, the failure to obtain the requisite governmental approvals on the proposed terms and schedule or the failure to obtain approval of the transaction from Independence’s stockholders; (4) disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the effects of increased competition; (5) competitive factors which could affect net interest income and non-interest income; and (6) the levels of non-interest income and the amount of loan losses. Additional factors that could cause

Independence’s results to differ materially from those described in the forward-looking statements can be found in Independence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed with the U.S. Securities and Exchange Commission on March 11, 2005 and is available at the Securities and Exchange Commission’s web site (http://www.sec.gov).
Additional Information About this Transaction
This communication is being made in respect of the proposed merger transaction involving Independence Community Bank Corp., Sovereign Bancorp, Inc. and Iceland Acquisition Corp. In connection with the proposed transaction, Independence will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF INDEPENDENCE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.myindependence.com or by mail at Independence Community Bank Corp. Investor Relations, 195 Montague St., Brooklyn, NY 11201, or by Telephone: 718-722-5400. In addition, documents filed with the SEC by Independence Community Bank Corp. are available free of charge at the SEC’s web site at www.sec.gov.
Independence and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Independence in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Independence described above. Information regarding Independence’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Independence Community Bank Corp. as described above.
This filing consists of the following materials:
(1)	Final transcript of investor call

FINAL TRANSCRIPT

Conference Call Transcript

ICBC - Sovereign to Acquire Independence Community Bank Corp.

Event Date/Time: Oct. 25. 2005 / 9:00AM ET
Event Duration: N/A

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
CORPORATE PARTICIPANTS
Jay Sidhu
Sovereign Bancorp — CEO
Alan Fishman
Independence — Pres., CEO
Mark McCollom
Sovereign Bancorp — CFO
CONFERENCE CALL PARTICIPANTS
Joseph Fenech
Sandler O’Neill — Analyst
Heather Wolf
Merrill Lynch — Analyst
Robert Hughes
Keefe, Bruyette & Woods — Analyst
Matt Kelley
Moor’s & Cabot — Analyst
Laurie Hunsicker
FBR — Analyst
Collyn Gilbert
Ryan Beck — Analyst
Ken Usdin
Banc of America Securities — Analyst
Matthew O’Connor
UBS — Analyst
PRESENTATION

Operator
     Good morning. My name is Crystal and I will be your conference facilitator. At this time, I would like to welcome everyone to the Sovereign Bancorp conference call to discuss Grupo Santander’s stake in Sovereign and Sovereign’s acquisition of Independence Community Bank Corp. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (Operator Instructions) Thank you. Mr. Sidhu, you may begin your conference.

Jay Sidhu - Sovereign Bancorp — CEO
     Thank you very much Crystal and good morning ladies and gentlemen. A big, warm welcome to you from Brooklyn, New York where Alan Fishman is joining me over here at the headquarters of Independence Community. And we would love to — excited about sharing with you the details of the transaction that we believe is very beneficial for our shareholders, both in the short-term and in the long-term as well as it’s a tremendous partnership that we believe we have set up. And the criteria we use, and I will try to follow that criteria in our discussion, is to explain to you why we believe, number one, it’s good for our shareholders; number two, it’s good from our growth rate and earnings point of view for the future; number three is, it is very, very excellent partnership with very smart money. And we believe that’s going to be very beneficial to the shareholders. And at the same time, number four, is it’s good for other stakeholders such as the communities that we serve, T (ph) members and our customers.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
I am assuming that all of you have our investor presentation in front of you. I would like to draw your attention to the forward-looking statements that we have over there, the details on our operating and cash earnings per share and some additional information about the merger. And I will make an assumption that you’ve read all of that so we can get that out of the way and get to the meat of this meeting.
Like I mentioned to you, Alan is your here because I’m using his offices and Allen and I have known each other for several years and we’re delighted that from a professional friendship that we are now going to be partners in continuing to build shareholder value. Also joining me from Pennsylvania is Mark McCollom, who I’m sure many of you know. Mark is the Chief Financial Officer of Sovereign Bancorp, and Alan and Mark and I will be all three a part involved in making this presentation to you.
Let me try to break this presentation down into three parts. First, what is the value of Grupo Santander’s Sovereign partnership and how has it been structured. Number two, what is the acquisition partnership — acquisition of Independence Community by Sovereign Bancorp, which is as a result of this partnership, and what does that mean to Sovereign’s shareholders. And of course, it’s very attractive for Independence shareholders, but we also believe it is very attractive for Sovereign shareholders. Number three is, what does this mean, all of this, for our shareholders.
So let me start with a summary for you and I would like to for those of you who have the investor presentation in front of you, I would like to draw your attention to page 7, in terms of the summary of review. Grupo Santander, and I will talk more about that institution, has taken and we have given them an ability to purchase at a premium of about 24% over the last 20-day average stock price a 19.8% stake in Sovereign Bancorp by the infusion of 2.4 billion in cash and they’re issuing them new stock. That stock will only be issued when we need the money to complete the acquisition of Independence Community.
So it is an offering, equity offering, to Santander at a premium over market, and that premium is 24% premium. At the same time, to build upon this partnership, we have invited this large financially attractive and very smart money shareholder to serve on our Board and two of their top executives who are very experienced in serving on high-performing corporate boards in the banking industry, and we’ll talk about which institutions they have been involved in. They will be joining the Sovereign Bancorp’s Board and there are no limitations on their involvement in any committees of Sovereign Bancorp.
They have invited me to serve on the Santander, Grupo Santander’s main Corporate Board and so that we can continue to exchange our best practices and continue to make this a meaningful partnership for our shareholders as well as the other constituents that we serve. I will get into this more in a few minutes.
The second thing as a result of this partnership, we have it as a compelling acquisition in our opinion which is coming about. So Sovereign Bancorp is acquiring Independence Community Bancorp for $3.6 billion, which is $42 a share. And I will get into this a little bit as to how this works and what multiples they are and how does that impact our short-term and long-term growth rates and short-term and long-term earnings.
As a result of this, we believe our franchise value of Sovereign will definitely increase in the short-term as well as the long-term because it creates a leading banking company in the Northeast with a franchise that cannot be duplicated. It is a company that will have over 80 billion in assets, over 52 billion in loans and about 48, 49 billion in deposits and a very compelling franchise.
At the same time, we have customers. Alan has customers in the franchise that Sovereign is operating in right now and we have customers in the franchise that are covered by Alan’s bank and we believe there are tremendous synergies in increasing our revenue stream from this and we are not counting on any revenue opportunities at all in any of the financial discussions that we will have with you.
This will give us a $7 billion deposit base in the New York metro area and the number 9 ranking market share in the New York metro area, as well has Independence Community has a very attractive, it’s about a couple of billion dollars, 3 billion or so, franchise in New Jersey and the surrounding areas, and that tremendously complements the existing Sovereign franchise by strengthening our market share in New Jersey.
And at the same time, both Independence and Sovereign are excited about having a very respected global partner that validates Sovereign’s strategic vision to continue creating above-average long-term value for our shareholders.
So in summary in the short-term, when you put all of this together, this is a win-win deal for all three partners. There is no question about it. You heard from Santander this morning that this is going to be 1 to 2% accretive after one year for Santander. It has a nice premium for Independence Community shareholders. At the same time, this deal is going to be 2% accretive to Sovereign’s GAAP earnings in 2007 and 3.1% accretive to Sovereign’s cash earnings in 2007. And at the same time, it gives Sovereign an internal rate of return of over 15%, well above Sovereign’s cost of capital and in our opinion from a capital allocation point of view, is the best allocation of our capital because we are building shareholder value, not just for short-term where one can argue on exactly for today where we might be able to put our capital for the next quarter, but this is a

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
decision made not for n ext quarter, but it’s a decision made for next quarter, next year, out so that we can build our shareholder value for our long-term interest of all our shareholders.
Now talking about the Santander partnership, I will take these three things one at a time. So I’m back to the Santander-Sovereign partnership. As I said earlier, Santander is investing 2.4 billion of cash into our institution. We are going to be issuing them 89 million shares for that 2.4 billion of cash. We are issuing them stock at a 24% premium to our last 20-day average share price. Immediately, the value created for Sovereign shareholders is that they are paying us $450 million greater infusion into our equity than what would have been done if we had issued this equity to anybody at our current prices, which is the average of the last 20 days.
So pro forma, that gives them a 19.8% — an 8% ownership initially, and after they satisfy certain criteria, which is really going to be after Independence Community and Sovereign have merged, they will be in the market, buying up about 5% of our stock, giving tremendous support to our stock. And as we are integrating our combination and we believe that will be beneficial to our shareholders. Like I said earlier, two of their very, very experienced top executives will be joining our current seven-member board. And as I said, I will be joining theirs and we expect to do this deal to take the cash from Santander issued under stock so that it is non-dilutive to our shareholders. We’re not going to issuing until the closing of Independence.
From a benefits of (ph) the Santander partnership, it benefits all partnerships like I said earlier and it increases Santander’s investments in financial institutions where they have had way above average returns in the past and it gives them and an entry into the United States and it’s accretive to all of us involved and we’re delighted. It gives us an entry into the Latin American markets where we can offer services to our customers, both consumer and business. They are the second-largest bank in Mexico, that helps us. They are the second-largest in Puerto Rico, that helps our customers. They’re the sixth largest in UK with Abbey (ph), that helps our customers. They are the largest in the euro zone area and they’re a largest bank, and that helps our customers. And their experiences in all those markets are now going to be shared with best practices, so that helps Sovereign.
At the same time, it facilitates in a very shareholder friendly way their acquisition of Independence that we would’ve not done on our own because that would not have made sense for Sovereign shareholders to do this on our own. It definitely enhances Sovereign’s capital flexibility. Santander will be involved in a structure whereby the source of strength doctrine will apply, which means basically our credit ratings will improve. They are going to guarantee the capital availability to Sovereign all the time and they stand behind Sovereign 100% as far as from a regulatory point of view. Very positive move for Sovereign’s credit rating and of course Sovereign’s capital flexibility. In our agreement, they have guaranteed that they will provide to Sovereign in addition to the 2.4 billion of common equity infusion, all the other Tier 1 qualifying preferred stock offering that we may wish to use if our Board and our management so decides to use to give us more capital and the capital markets are not friendly. We have in essence, this has been completely guaranteed of up to a 1.1 billion debt or preferred equity infusion, which is a backstop at no cost. We know how much backstops cost because we did that with the FleetBoston transaction and we spent 35, 40 million of our shareholder money at that time to get the backstop. This is for nothing.
It enhances our capital flexibility. It provides us a brand association with one of the largest and most respected financial institutions in the world. Like I said, it provides us an opportunity to leverage Santander’s presence in Europe, in Latin America, Puerto Rico, Mexico. It creates opportunity for Sovereign to better capitalize on the Hispanic markets in our footprint. In all our markets, Alan and I were walking the streets in Brooklyn in this windy, rainy day in New York City today and discussing in this sixth largest downtown in the United States what an opportunity we have with the various minority communities — Chinese communities, Hispanic communities over here. And so that this is an institution that has an expertise in serving different market segments and we do have the same kind of experiences and we want to capitalize on that with a special focus from the Santander relationship on the Hispanic market.
So as I said earlier, it provides us opportunities for sharing best practices and after 100% of this ownership, there is an incentive for them and I will talk about this why. We did this deal. This is not a deal anywhere close to the TD Banknorth deal. I want to mention this and we will talk about this later on. This is a deal that is very, very shareholder-friendly for our existing shareholder, and you will see it how we structured it. And after the 100% ownership, we — Sovereign becomes Santander’s sole vehicle for financial services in the United States.
So whatever else they would own over here, they will merge it into Sovereign. Santander is headquartered in Madrid. They are a company with a market capital a bit bigger than Wachovia. So if they were in the United States, they would be the third-largest bank in the United States. So that gives you an ability to see the capability of Santander to be able to pay up when the time is right to acquire Sovereign.
Their global footprints like I said is a tremendous footprint you can see on page 14 from a global point of view. I would like to draw your attention to page 15 in terms of what has Santander’s partnerships in the past created for shareholders. Let’s look at Royal Bank of Scotland, RBS.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
16-year partnership with RBS, the same individuals we believe who served at various times, and RBS’s Board will be serving on Sovereign Bancorp’s board. And in a 16-year period, there’s an IRR of 23.6%.
The same individuals we believe who served on First Fidelity’s Board are expected to serve on Sovereign Bancorp’s Board. In a six-year period, they helped create a 400% return on their money. This is very well-known companies, and then the same individuals are serving on the Sovereign’s Board have also served on First Union’s Board prior to their merger with Wachovia because they were also large shareholders of First Union at one time.
So very experienced smart money and a tremendous experience in creating shareholder value. I’d like, I am on page 16 now. Let me explain to you how this deal has been structured, and I can very much appreciate some confusion, because there are hardly any deals like this ever done. We have been working on strategic options similar to this for several years now. I can think about three to five years to make sure that Sovereign, all of the Sovereign shareholders can win, and it be — can restructure (ph) something which can be a win-win for Sovereign shareholders, Sovereign customers as well as the various communities that we serve.
So we look at the different models. We looked at the B&T Bank of the West model. We looked at M&T, Allied Irish model. We looked at the ABN Amro’s structure and models over here. We looked at RBC’s (indiscernible) model. We looked at TD Banknorth model with some experience. We looked at Santander’s models with First Fidelity’s. We looked at Santander’s model with Royal Bank of Scotland. We looked at Santander’s model with other institutions around the globe and the tremendous amount of learning and we learned a lot from that.
So from that, we’ve structured the transaction so that there we’ve created incentives for Santander as well as incentives for our shareholders and our team members and our management to make it a win-win deal. So like I said earlier, the deal is expected to close around July 1.
What happens in the first two years from July 1, 2006, which means the period from July 2006 to approximately June 30, 2008? Santander can increase the stake, like I mentioned to you earlier, with open market purchases which will be beneficial to our shareholders to take it up to 24.9. They cannot go beyond 24.9. We are not selling to Santander a controlling interest in Sovereign Bancorp without getting a premium, market premium for our shareholders. Very, very different from TD Banknorth deal. So Santander is restricted from making an offer for the remainder of Sovereign because we believe our total value as a result of the Independence-Sovereign combination wouldn’t be generated to make sure it’s worth the while of our shareholders during this time period.
At the same time, to make sure that Santander, which is paying a 24% premium over the last 24-day price, that we are not going to solicit third-party bids during this time period, but we can respond. (indiscernible) now is June 30, 2008. During that 12-month period, because we believe by that time we would be totally, totally integrated with Independence, and you would have had a minimum, an absolute minimum of one year of financial results after the total integration which Alan and I are committed to making sure it is very, very smooth. We have tremendous experience to it. We will than have an arrangement that Santander can acquire 100% of Sovereign at a price that must be more than $40 per share.
Some of you may question, how do we come up with that number? Let me just share this with you. Alan, Independence Community’s earnings and in 2005, 2006, are as you know, Alan, what’s the number? 260-some. 260-some in earnings makes it a $42 deal. So I want you to just understand a 260-some earnings in 2009 will definitely make it a $42 plus/minus deal in our opinion because of the value of Sovereign Bancorp are to be higher than the value of Independence Community.
So you can see the logic behind our $40 number. So we went through an analysis and if that happens, there would be somewhere between a 15 to a 17 compounded annual growth rate inn shareholder value creation over the next three, four years.
So there is a mechanism that we have developed to make sure that what Santander does is a fair price for our shareholders. So Santander, we have negotiated with Santander, we have an ability to auction our company to make sure that the proposal that they make is a fair proposal for our shareholders. We have made sure that we have structured in our deal that we can go through our targets of using various investment bankers to come in and make sure that the price that they paid to us is a very good price.
Santander will have an advantage over others because they already own 24%, but at the same time, they have a disadvantage over others who might be bidding for us at that time because of the fact that they cannot expect cost saves. But, their ownership will offset the cost save advantage for our in-market players, so they will be able to compete with any in-market player to make sure our existing shelters get the value that they deserve.
Let’s say for various reasons nothing happens between 24 months and 36 months. We still have in place a stand-still where Santander cannot go beyond where they stand. But now (indiscernible) where Sovereign can initiate a process by inviting Santander, we want you to make a proposal

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
which in our opinion should be very beneficial for our existing shareholders. And the same kind of mechanism is in place to make sure that our shareholders get the right kind of value. Very important for us.
I personally am among the top 15 shareholders of Sovereign Bancorp. We’re very, very interested in — our insiders at Sovereign beneficially own over 8% of the company today. Our interests are absolutely aligned with shareholders interest and we would never, ever compromise that.
So then we have a mechanism in place that for whatever reason if nothing has happened, Sovereign has an ability after 60 months to do anything they want to do and pretty much, Santander is free except that Santander because it has given them so many opportunities to acquire a Company, we have taken away their ability to do a hostile deal and take this company away from anybody else who might be able to do a better deal for our company.
So you can see the way it has been structured that you would be convinced that we have our shareholders interest and that is number one in the way we’ve structured this deal and that is very different from the other deals and we were fortunate to take advantage of the way other deals were structured to make sure we did it this way.
Now let me get into the Independence Community acquisition, and I am on page 18. And then shortly I will be requesting Alan to share with you some of his thoughts. Independence in our opinion is a perfect complement to Sovereign’s footprint. Sovereign will have a market-leading position in many of the New York/New Jersey markets. Number one market share in the Staten Island, number one market share in Ocean (ph) County where both of us operate right and number two market share in Essex and Monmouth County, New Jersey and number three market share in the highly populated very good Union County New Jersey market and number five market share where Independence Community has a tremendous interest in and where we were walking the streets this morning on a rainy day in Brooklyn, we will have the number five market share. It adds about $2.6 billion in deposits to the Sovereign New Jersey franchise, it gives us access to the higher income densely populated markets of metro New York area. We already have a culture in place, a style in place where we are combining the best of entrepreneurial oriented independent banks with the best of a large bank. And Alan will talk more about that sort of a culture and how that fort of a service style and how that will benefit big-time our management team to take advantage of the market opportunity. And we think this is a very low-risk entry vehicle and we have such a similar culture and Independence Community is a very low-risk company. Extremely, extremely strong in risk management and especially the credit risk management that I’m sure Alan will talk about.
We see extension opportunities in commercial, we see extension opportunities in home equity lending, we see extension opportunities in automobile lending, we see extension in leasing, we see extension opportunities in large corporate, we see extension opportunities in capital markets and we see extension opportunities in government banking, we see extension opportunities also in the large, overall large corporate market.
So with that, I would like to you my partner who will be becoming the President of Sovereign Bank upon the closing of this deal as well as the Chairman and Chief Executive Officer of Metro New York market, Alan Fishman.

     Alan Fishman - Independence — Pres., CEO
     Thank you. I will go over very quickly because I know you want to get some questions. I don’t know how many of you on the call have followed Independence. We are an old institution who has been here a long time headquartered in Brooklyn with offices around the New York and New Jersey marketplace. We have a basically a split portfolio, an awful lot of apartment house loans, basic housing finance business, multi-family housing. We have an unusually good franchise in that business with a partnership that we have both an on-balance sheet arrangement where you see a lot of loans, and also a partnership with Fannie Mae where we do an awful lot of business in the multifamily space. A very large commercial real estate non-multifamily practice and a very large business banking practice.
Of course going along with a wonderful branch and branch activity related franchise. So basically, your basic relatively sophisticated community bank deeply, deeply grounded in the communities that we serve. So we’ve done a very reasonable job.
When you put the two banks together, you end up with quite a large bank. And as Jay pointed out, an $80 billion bank and I don’t need to go over these numbers again and the earnings, and I know Mark’s going to get into those.
So basically what we see here is an opportunity. We were challenged in a couple of ways. Basically, we were challenged in terms of brand recognition in that this is a highly, highly expensive and very competitive media marketplace and we spend a lot in support of the brand and with the largest set of resources, we will be able to do a better job combined in this market at supporting the brand. And secondly, quite frankly given

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
the risk management that Jay referred to, we have just an awful lot of our businesses are rationing their activities now. A lot of our customers have basically outgrown us to a certain extent and now with the resources of Sovereign, the resources of Santander behind that, we should be able to take fuller advantage of that opportunity and we’re very excited about that. Our people should become very excited about it once they think about the transaction and we are getting — once you switch from deal mode into operating mode which will take a little time, I think all of our people will get very, very enthusiastic and get behind us in a very serious way. Our customers, our communities will benefit in a very, very real way from this transaction. With that, Jay, unless you want me to make any more comments let me let you take on and we will come back on the questions section.

Jay Sidhu - Sovereign Bancorp — CEO
Thank you, Alan, thank you very much. We’re looking at page 21, from a risk management that Alan was talking about, let me just share with you some numbers to back the statement made by Alan. Independence has a 35 basis points non-performing, Independence has hardly any charge-offs at all. It’s difficult to believe that, but it’s kind of a business model. And the focus on the kinds of credits that really creates that low charge-off. And at the same time, Independence has its own levels which are very comparable to the commercial bank results levels where you have 20, 30, 40, 100 basis point charge-offs. Very low risk model. We can see that on page 21 where actually Independence’s credit growth profile improves Sovereign’s credit growth profile.
Number two is from an industry and other risk management issues, sales culture we think it’s very, very — a tremendous relationship that Independence has with Meridian Capital is going to be very beneficial for both Meridian as well as for Sovereign and we believe that should be positive for both of us.
Efficiency. Independence is just as efficient perhaps marginally more efficient than Sovereign because they are very focused in their market. And together, we can capitalize on best practices of both institutions to remain as a very efficient company. And especially this flat yield curve environment, it is absolutely critical that the financial institutions that develop those shareholder value will not only be a low-risk, high-performance company, but they will also be achieving that by being very efficient companies. And so we will build upon that.
Now let me get into the transaction summary of this Independence, and for that, I would like to introduce to you Mark McCollom, our CFO.

Mark McCollom - Sovereign Bancorp — CFO
Thanks, Jay and good morning everyone. Just quickly stepping through some of the numbers again which Jay has already touched on the transaction on page 23 of our presentation. Total transaction value approximately of 3.6 billion and 100% cash transaction valued at $42 a share for Independence Community shareholders. We are very delighted to have Alan as part of our management team going forward and for many of the managers within Independence Community. For those of you who have followed our company for several years, you will know that one of the ways we made our acquisition into New England, a successful transaction for us, was because of the ability to bring on Joe Campanelli and John Hamlin, a management team up there who understands all of the nuances of those local markets. So in the same vein, we’re delighted to have Alan as part of our office of the Chairman and as President of our bank and heading up the Sovereign metro New York division.
In addition, will be adding one independent director from Independence Community on Sovereign’s Board. Due diligence has been completed for the transaction. And as we would’ve expected, this was a very clean franchise as Jay just stepped through some of the critical success factors. There was nothing that we saw in due diligence that gave us any concern.
The financial assumptions that we’ve used for the modeling purposes, Independence has about 300 million of operating expenses. We assumed about 15%, which we think is a conservative number. There is some overlap in New Jersey with our branch network, so we’re assuming 15% of operating expenses, 80% realized in 2006. Obviously only though only for a half-year of 2006 based on the anticipated closing of early July. And then 100% of those savings would be realized in 2007.
So total fully phased-in synergies of $45 million on a pretax basis. On the revenue enhancement side, we believe there are several enhancements with cash management products and services — home equity lending, residential lending et cetera. However, our models did not assume any of those revenue enhancements in the pro forma numbers we’re sharing with you. Our merger-related charges are $45 million after-tax, or approximately $0.10 a share and the core deposit intangible in this transaction is estimated at approximately 3.5% of Independence’s core deposits, and that will be amortized over 10 years on an accelerated basis.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
Turning the page to the transaction multiples, this is a 1.6 of book value, 3.6 of tangible book which is commonplace for whenever one company is acquiring a company that has also done acquisitions in its past. When you look to the earnings multiples, we think these are very much in line with recent larger transactions and for the franchise we’re getting and the (indiscernible) in and around New York City, we think this is a very attractive deal for Sovereign’s shareholders as well.
Turning the pages to page 25, we have for several years now stated what our acquisition criteria is, and we have been stepping through with investors for some time now our allocation of capital and how we think about capital when we go to allocate it via either a share repurchase, an acquisition growing our business organically or increasing shareholder dividends. When you look to the IRR in this transaction in excess of 15%, you probably heard Jay on myself say in the past that in this past year, we were looking at acquisition opportunities, but frankly the IRRs that we were able to achieve on those transactions were in the 12 to 13% range, which we could buy back our stock for approximately an 11, 11.5 IRR. We didn’t feel that the acquisitions then were giving us the appropriate risk premium of the additional risk of actually consummating an acquisition.
However this transaction generating approximately 400 basis points over a stock buyback and we think our shareholders are getting paid appropriately for the risk of the deal and we think this is a very good use of our capital.
The accretion numbers, approximately 2% accretive to GAAP EPS in 2007 and 3.1% accretive to operating or cash EPS in 2007. And again, I think if you stack this up to some of the larger transactions that have been done in the marketplace over the last few years, the fact that we’re getting this level of accretion only 18 months after the transaction because this again will close in mid-2006, I think you will find that these accretion numbers stack up very, very well to recent transactions.
Consistent with our capital goals, you can see here that with — no capital raises are assumed in this transaction, but you can see that by the end of 2006, we anticipate that our tangible common equity in Tier 1 leverage ratios will come back to approximately other current levels. Jay had mentioned earlier that the piece of this transaction, approximately 1.1 billion, that is not being funded by our issuance of shares to Santander, that that 1.1 billion could be funded by either debt or other preferred or other Tier 1 qualified type instruments. Santander has fully backstopped that 1.1 billion, but we’re still in the process of looking at our two balance sheets, deciding if there are some assets that we may want to move off balance sheet or just strengthen the balance sheet altogether. But we feel very comfortable to get back to these current levels by the end of 2006. And this is also consistent with what we have stated in the past on acquisitions, which is that for the right opportunity, we might be willing to use a couple of quarters worth of our internal capital generation. As you can see on the next bullet that currently, Sovereign is at about 200 million of tangible common equity per quarter. The Independence acquisition will add another 50 million of tangible common equity generation so that on a pro forma basis, this is a company generating approximately $1 billion of tangible common equity per year.
And one other final thought on capital. With the rating agencies who we will be speaking to on this transaction, we’re currently on positive watch by all three rating agencies. With this transaction, because of Santander’s stake and because of their Board of Director seats, under a source of strength doctrine in the United States, they will be filing as a bank holding company in the United States, and therefore, have some level of financial responsibility for Sovereign. So we think again with the partnership with Santander should have a positive momentum on our ratings as well and we’re certainly helpful to see ratings increases as a result of this transaction.
So with that, I will turn it back Jay for some summary and then Q&A.

Jay Sidhu - Sovereign Bancorp — CEO
Thank you very much, Mark. As Mark mentioned to you, that this deal is accretive. Let me share with share that equity which we are issuing to Santander at $27 a share is actually 14.9 times 2005 GAAP earnings. And we are making an acquisition at 13.9 times our run rate at synergies on the page that I Mark went over with you. That is 2006 EPS with the run rate synergies.
So you can see why this deal is an accretive deal. And that’s why from a capital allocation point of view we would have never done this deal on our own. But when we can issue equity at 14.9 times 2005 earnings and do a deal without synergies 15.7 times 2005 earnings and the 13.9 times after synergies, it’s a good deal.
So consistent with our vision and mission, we believe Independence has a low-risk, very straightforward business model that emphasizes retail and commercial banking and with core competencies in community banking, multi-family residential lending in the New York metro area, that’s a positive for Sovereign. We believe this transaction opens up new markets deliver Sovereign’s broader product and services like we’ve discussed

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
with you, cash management, capital markets, commercial lending, government banking, et cetera, and that’s going to be adding revenues to the deal.
We believe Sovereign has substantial experience in integrating the deals, and so does independence. And so together, we think it’s a low-risk deal with a very low-risk company and an extremely good market with an excellent management team. Santander is a leader in banking, in partnering with other institutions and this partnership has opened up new opportunities to share best practices. We have smart people, we have smart money and billions of dollars to invest with us sitting in the boardroom with us. What a combination.
Santander’s support for this transaction is (technical difficulty) highly on the strategic and financial value creation of their acquisition of Independence that I’ve already gone over with you. Once again, Sovereign has a necessary readiness to convert Independence on a timely basis as Mark said. Entire due diligence has been done and we have the same team and due diligence was conducted jointly by Santander and by Sovereign folks. We had 75 people in this building sitting for a day and a half, at least, and we had many, many days for off-site very thorough due diligence on a very simple company, but that’s our style and that’s Santander’s style.
So it has been 20 months since we did the last acquisition announcement and everything that we did has been totally integrated, would have been integrated for a minimum of a year and a half by the time we look at this integration. So — and get into this, so very low-risk. Like I said earlier, Independence’s business model is very similar to Sovereign’s in many ways. It’s a very focused company with a focused strategy. We’re not getting into new businesses that we don’t understand, we’re just getting into same businesses with a better way of executing them in our niches is and they are all low-risk and there are no new risks that Sovereign is assuming.
And we’re adding onto our management team. We’re strengthening our management team. Alan Fishman becomes President and Chief Operating Officer of Sovereign bank, this $80 billion bank, and I am delighted to have him as a partner in our office of the Chairman at our company. And Santander’s acquisition expertise offers additional level of support where they have a classic example that they’ve shared with the market today of how well they have executed on the Abbey (ph) National transaction in England.
So in summary, we think it’s a very compelling deal for all three partners. Acquisition of Independence is financially compelling and value creating. Independence provides a critical piece to enhance Sovereign’s unique footprint and to increase Sovereign’s earnings power and Sovereign’s growth rate and earnings. This partnership provides a tremendous, tremendous opportunity and incentive to get a high price with 100% potential takeout of Sovereign by Santander, and if not by them, by someone else. Because that market process is in place that we’ve already agreed upon, so our existing shareholders win.
And we remained committed to capitalizing on the new opportunities to maximize shareholder value. Like I said earlier, this deal is nothing like a TD Banknorth deal. There are no triggers to any employment agreements, there are no benefits for any members of management or any members of the Board of Directors of Sovereign as a result of this transaction. The only benefits are for our shareholders.
So with that, I would like to open it up Crystal. But before do that, excuse me, I am delighted to share with you that our lead banker for this deal was Citigroup. They did a tremendous job for us in various introductions and in helping us do the detailed analysis that I shared with you that we did prior to coming up with the best possible structure. And Amid (indiscernible) and David Head (ph) from Citigroup did a very good job.
We were also delighted that J.P. Morgan Chase and Bear Stearns came in as special advisers to our Board of Directors and to our management in analyzing this deal to be sure that what we’re sharing with you has been blessed, not only by Citi, but also by J.P. Morgan Chase and Bear Stearns who did not have any kind of a financial interest of any significance at all. I’m talking about a very, very, very low six-figure number, that said, to make sure that they can give their objective views on this.
We would like to — I know there are several of you and we have folks in other markets due to the weather who may not have been able to join this call. We’d like to invite all buy-side investors to attend a lunch sponsored by the equities division of our financial advisor Citi today at the Pier (ph) Hotel in New York at 12:15. It’s in the Cotillion Room of Pier, 12:15 today. Alan and I will be there to discuss this transaction in more detail. It is very important please that those of you who are interested in more details because we have another meeting in about 25 minutes, so we may not be able to answer everybody’s question, but we want to make ourselves available to you that you contact your Citigroup sales person to confirm your attendance.
So with that, Alan, Mark and I would like to take questions. Crystal, can you help us do that please?
      QUESTION AND ANSWER

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

Operator
(Operator Instructions) Joseph Fenech.

Joseph Fenech - Sandler O’Neill — Analyst
Hi, Sandler O’Neill, good morning. I had a question on the GAAP earnings accretion that you’re estimating 2007. If you’re using the analyst consensus estimates for the base, I for one had meaningful share repurchase build into my numbers and basically on your commentary on recent calls. But now with the acquisition, it would seem on a pro forma basis that your intangible capital is just over 3%, at the least, that is going to limit your capital management flexibility it seems at least through next year. So the question, is it fair to use current analyst consensus when those numbers are going to have to come down perhaps meaningfully so as a result of the announcements yesterday?

Mark McCollom - Sovereign Bancorp — CFO
Joe, I’m not sure how you are calculating 3%. I will be happy to work with this off-line. Bat as I say that we’re expecting by the end of 2006, which is two quarters after this transaction were to close, that our tangible common equity ratios would be consistent with what you saw in the past quarter. So with that then going into 2007, we would have, depending on shape of the curve and how large or small our balance sheet would end up being, we would maintain capital flexibility going into 2007.

Jay Sidhu - Sovereign Bancorp — CEO
Let me comment on our management’s (indiscernible) goals. Let me make it very clear — we do not give guidance and I’m not going to give you any guidance. But I’m telling you clear-cut, we are not changing the management’s goals for earnings for 2006 to 2007 to make this accretion look good. No way.

Joseph Fenech - Sandler O’Neill — Analyst
But your 2007 estimate for Sovereign standalone, are you using the analysts consensus estimates as they kind of stand now?

Jay Sidhu - Sovereign Bancorp — CEO
(multiple speakers) and that is consistent with our own management’s goals.

Joseph Fenech - Sandler O’Neill — Analyst
Okay. And then more generally speaking, even if we do assume the 2% earnings accretion in 2007 with the tangible book dilution that we’re estimating, it’s kind of difficult to see how you come up with the IRR above 15%. Mark, can you just kind of maybe generally take us through the mathematics of how you’re getting to that 15% plus IRR?

Mark McCollom - Sovereign Bancorp — CFO
Yes. The mathematics on the IRR are just take the deal value plus your earnings cost, obviously as your zero cash outflow and then your cash inflows are the earnings of the Company, they have an assumed growth rate applied to that.

Jay Sidhu - Sovereign Bancorp — CEO
And you can please contact Mark any time off-line. I want to open it up for other people to ask questions.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

Operator
Heather Wolf.

Heather Wolf - Merrill Lynch — Analyst
Merrill Lynch. Just a first a housekeeping question. DO you guys plan on webcasting that lunch today?

Jay Sidhu - Sovereign Bancorp — CEO
It will be depending upon Citi, but this one of definitely being webcast.

Heather Wolf - Merrill Lynch — Analyst
Perhaps you may want to consider it since you don’t have much time to answer questions now. Secondly, Mark, just a couple of questions on the again slide 31. Could you tell us what the other adjustments are? Is that the merger charge, or what is that line?

Mark McCollom - Sovereign Bancorp — CFO
The other adjustments would be a combination of both the core deposits intangible as well as the financing cost assumed of any debt or general and qualifying instruments we need to finance the 1.1 billion piece of the transaction, on an after-tax basis.

Heather Wolf - Merrill Lynch — Analyst
Okay. If that includes the financing costs, can you give us a feel for what you’re assuming in terms of debt or (indiscernible) issuance?

Mark McCollom - Sovereign Bancorp — CFO
We had assumed just for this model debt, and we had assumed based on our existing cash flows and when we have maturities in given out years, that we would tranche things out properly so that we wouldn’t have any excess maturities in any one given year, and then just took a forward curve out two June where we expected those rates to be.

Heather Wolf - Merrill Lynch — Analyst
Okay. I’m sorry — what was the total value that you are assuming for the issuance?

Mark McCollom - Sovereign Bancorp — CFO
It is roughly 1.1 billion.

Heather Wolf - Merrill Lynch — Analyst
Okay.

Operator
Robert Hughes.

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Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
Keefe, Bruyette & Woods. Mark, that number seems awful low to me, the other adjustments line. Does that includes CDI and financing costs? Can you break that down for us?

Mark McCollom - Sovereign Bancorp — CFO
You have CDI, you have financing costs, you have mark-to-market adjustments on the balance sheet for Independence.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
Okay, okay. The 19 million other adjustments in 2007, doesn’t seem like it can include much in terms of financing costs.

Mark McCollom - Sovereign Bancorp — CFO
It includes financing costs at a blended rate of in excess of 5%. But then offset by mark-to-market adjustments.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
Okay. And maybe asking this first fellow’s question in another way. Using the consensus EPS estimates as a starting point, you kind of back into net income. Is that correct, using a share count?

Mark McCollom - Sovereign Bancorp — CFO
Correct.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
Okay. Well presumably those if those estimates include a fair amount of share repurchase, the net income numbers are probably going to be lower. So is it really fair to use those numbers?

Jay Sidhu - Sovereign Bancorp — CEO
Bob, like I said, you have to use the numbers that you come up with. Our company doesn’t believe in guidance when our company internally is not reducing the goals that set for ourselves.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
Okay. Another question —.

Mark McCollom - Sovereign Bancorp — CFO
Jay, I guess I would add to it that for 2007 by 2007, we would be back to our existing capital levels. So that then depending on the shape of the curve, depending on what is the best place to out our capital, whether we have used that capital to grow the balance sheet (indiscernible) conditions are there or if the yield curve is steeper where we can get a better return in the business line by allowing that business to grow versus our strategy during 2005, which has been to restrict growth on the balance sheet purposely so that — because we felt that the highest and best use of capital was to buy back shares. But the important point here is that, after at the latest the first quarter of 2007, we’re going to total capital flexibility like we have today and have the ability in 2007 to buy back shares if that’s the best use of our capital at that time.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
One more quick question. Does the change of control here trigger any changes to Independence’s relationship with Meridian Capital or Fannie Mae?

Jay Sidhu - Sovereign Bancorp — CEO
Alan?

Alan Fishman - Independence — Pres., CEO
No.

Jay Sidhu - Sovereign Bancorp — CEO
No.

Robert Hughes - Keefe, Bruyette & Woods — Analyst
Thank you.

Operator
Matt Kelley.

Matt Kelley - Moor’s & Cabot — Analyst
Moor’s & Cabot. Mark, just take a look again at the CDI. ICB CS (ph) is about is 7.2 billion in total core deposits, 10-year, so many (ph) years digits gets you 10 million on CDI amortization alone. And then the pretax number on 1.1 billion in debt at 5%, $55 million there. So is the number that you’re presenting of 19 million essentially saying that the purchase accounting adjustments will be greater than 50 or $60 million?

Mark McCollom - Sovereign Bancorp — CFO
The total purchase accounting numbers that we’re looking at right now are about $60 million total, 60 to 65 million. But that number I would tell you has obviously change between now and when you close because it’s based on what your purchase accounting marks are at closing (inaudible).

Matt Kelley - Moor’s & Cabot — Analyst
The second question would just be — will Santander be able to vote at the April 20th annual meeting, and is that still the date for your ‘06 annual meeting?

Jay Sidhu - Sovereign Bancorp — CEO
Yes. And Santander is not going to be a shareholder until July 1, or whenever this deal closes.

Matt Kelley - Moor’s & Cabot — Analyst

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
Okay, and is there a voting agreement with Santander?

Jay Sidhu - Sovereign Bancorp — CEO
The normal standstill agreement that exists in other institution also exist over here.

Matt Kelley - Moor’s & Cabot — Analyst
But they will be voting with management then?

Jay Sidhu - Sovereign Bancorp — CEO
That is correct.

Matt Kelley - Moor’s & Cabot — Analyst
Can you just clarify on what is going to happen with Meridian a little bit more?

Jay Sidhu - Sovereign Bancorp — CEO
Nothing happens at Meridian. Meridian, we have a deal flow with Meridian that Alan has with Meridian that continues.

Alan Fishman - Independence — Pres., CEO
Matt, I don’t understand the question. I think that this is a huge win for Independence customers. I use the word Independence only because these are the customers that we service and have had relationships with. As I said in my few remarks that we think that we have rationed our best client base. And I know Meridian have not spent a lot of time given the Jewish holidays talking to the Meridian principals, except briefly yesterday in a short first of conversations because of confidentiality questions.
I think this is a transaction that we entered into in large part because we’re good partners of Meridian’s, we’re going to stay good partners with Meridian’s and I think that this is incredibly beneficial to the Meridian franchise, but more importantly for the clients that we have been serving and the clients we want to serve. I just think this is a big plus.

Matt Kelley - Moor’s & Cabot — Analyst
Do the Meridian folks have an option to kind of opt out of this deal if they —?

Mark McCollom - Sovereign Bancorp — CFO
We’ve not disclosed the Meridian contracts, and suffice it to say that this does not change that relationship.

Matt Kelley - Moor’s & Cabot — Analyst
Thank you.

Operator
Laurie Hunsicker.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

Laurie Hunsicker - FBR — Analyst
Just two things. You had mentioned obviously Santander going up to 24%. They cannot start buying until after July 1, or are there any windows before then that they can jump in?

Jay Sidhu - Sovereign Bancorp — CEO
No (indiscernible) Santander will buying after that.

Laurie Hunsicker - FBR — Analyst
After July, okay. And then in terms of just sort of general more macro, Jay, how big you plan on growing their U.S. franchise now that you have this backing? And what new markets specifically are you going to focus on?

Jay Sidhu - Sovereign Bancorp — CEO
Laurie, they’re only focused on making sure that we meet or exceed our earnings goals and we build shareholder value. We have no aspirations for size. Size only matters when we build shareholder value. So we didn’t do this deal to become x-largest (ph) bank. We were 18th largest before we did this, just so happen, and it just so happens we are still the 18th, and that is fine with us. We have (indiscernible) done deals which in our opinion build shareholder value. And like I said, there is a tremendous, tremendous interest for Santander to pay more than $40 after two years in this deal. We just didn’t want to keep it open like other deals were structured. If you look at the DNP, Bank of the West deal, if there’s anything that has been structured similar to anything that existed. If you want to compare this, this compares to that kind of a deal. It doesn’t compare at all, at all, to the TD Banknorth deal, and that deal was very beneficial to the existing shareholders of Bank of the West. And I would encourage everybody to look at that.

Laurie Hunsicker - FBR — Analyst
Okay, thanks, Jay.

Operator
Collyn Gilbert.

Collyn Gilbert - Ryan Beck — Analyst
Good morning, Ryan Beck. Jay, could you just walk us through how this transaction came about and sort of the timing of this?

Jay Sidhu - Sovereign Bancorp — CEO
Sure. Like I mentioned, for the last couple of years, we have continuously focused on meeting with the different CEOs of my colleagues in different field groups as well as the larger ones just to make sure that we get a good flavor of what’s happening, what’s thinking and what can we do both strategically and tactically to have partnerships with anybody which will be beneficial for our shareholders.
I met with practically every single CEO of all the top 10 banks in the world and the top 10 banks in the United States in the last 24 months, and this meeting was during that time period. The first serious discussion where I threw this idea was a meeting arranged by Citigroup (indiscernible) in a wine cellar of a restaurant in Manhattan. And that was in February or March, maybe even January of this year. So I don’t remember, but it was definitely sometime in that time period. And where we started talking about this, we wanted to see how — and we were very intrigued, like I said, by the value creation that they helped of course Fidelity create. I respect Tony Teresiano (ph) very much and what he had done, and so we saw this and then had meeting with them, have been to them (ph) a good couple of times, met with them in London, we saw and seen (ph) the

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
operation, met them in New York many, many, many times. Alan has met with them many, many times. Our management teams have met with their mission seems many, many times. Emilio Butin (ph) and I have gotten to know each other very well. Emilio is the Chairman of Santander, Juan Enciarte (ph) is the Deputy Director General who served on First Fidelity’s and First Union’s Board, Royal Bank of Scotland’s Board, and I have gotten to know each other very well. Very smart people. So this has been going on for years and it’s more serious over the last nine months.

Collyn Gilbert - Ryan Beck — Analyst
How about the Independence component? When was that introduced?

Jay Sidhu - Sovereign Bancorp — CEO
Okay, very similar. Alan and I have been in this building calling on Alan several times. I have been through his Park Avenue office calling on him several times. We’ve played golf at different golf courses around the country (indiscernible) Alan said. You know Judy, Sherry, Alan and I have gotten together many times in different parts of the country and we have often talked about. But there’s one thing which he and I, it’s been very professional, very straightforward — if it makes sense for the shareholders, we do it. If it doesn’t make sense with the shareholders, we don’t do it. (multiple speakers) This started with after we proposed the structure to Santander, which was my proposal to them for the way this is structured, and with the help of Citi. And we put this together and obviously it only makes sense, we have our own criteria when we go through a strategic options review of which are the best markets, best candidates for us, best management teams for us where you have synergies from a revenue point of view. It’s very easy to do deals when you cut costs because all they do is make sense for you one year. It is much smarter to do deals where it makes sense for you in the first year by making it more efficient, but it makes a lot of sense for you for years to come when you can have higher growth rate in earnings. That’s what drove us over here and the management team.
So it was about in the last — I don’t know, I think it was May, June, July, something like that, that we started talking about this concept with him at that time and to leading to our announcement last night.

Collyn Gilbert - Ryan Beck — Analyst
One final question. You guys have outlined the capital goals, and then Jay, you had mentioned efficiency is probably going to remain unchanged. What about profitability in terms of ROA, ROE? What are your targets there?

Jay Sidhu - Sovereign Bancorp — CEO
Nothing changes from what we have outlined to you in the past.

Collyn Gilbert - Ryan Beck — Analyst
Okay, alright, thank you.

Operator
Ken Usdin.

Ken Usdin - Banc of America Securities — Analyst
Jay, I was just wondering if you had been in touch with your largest shareholders before announcing the transaction yesterday, and if you had any comments about the rebuttals put about back and forth in the press from yesterday?

Jay Sidhu - Sovereign Bancorp — CEO

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.
No, you know that very well, Ken. You never talk to anybody outside of your small group. You have confidentiality arrangements, that is violating the Securities and Exchange Commission laws. We never do that. Now, let me just share with you. We call on a regular basis all our shareholders, especially the larger ones, and then I have made calls myself in the last three to four months and we have intentions to go out again in the next three to four weeks, which we do on a regular basis, and we have done it for the last 20 years that I’ve been the Chief Executive or Chief Operating Officer of this Company, we have done it regularly. We will be continuing to do that.

Ken Usdin - Banc of America Securities — Analyst
If I could follow up on a numbers-related question just related to the pro formas again. Sovereign has obviously had a lower than bank average tax rate over time, Independence is more of a normalized one. Can you just talk us through, Mark, your thoughts on just how that impacts the numbers at all? And do you have some type of blended tax rate that you have used in the pro formas?

Mark McCollom - Sovereign Bancorp — CFO
Yes, Ken. I would assume that the tax rate aside would blend up slightly. So if you take their effective tax rate, which is around 35% and ours and just use a pro forma blended rate, I think that would get you pretty close.

Jay Sidhu - Sovereign Bancorp — CEO
Okay, Crystal, we have time for maybe one, maybe two more questions. Please help us quickly.

Operator
Matthew O’Connor.

Matthew O’Connor - UBS — Analyst
UBS. You talk about shrinking or securitizing from the balance sheet. Mark, maybe if you could just give us a sense of how meaningful this might be or what assets you’re considering?

Mark McCollom - Sovereign Bancorp — CFO
Well, I think similar with some of the comments you heard Matt mention on our third quarter earnings call ourselves where we just went through and securitized some commercial deal or floor plan loans, we continue to look at our balance sheet. And whether we’ve had the 19 billion of assets from Independence coming in the future or if Sovereign did not have that, we’re going to continue to look at ways to help manage through a flat yield curve environment. Now, we just have an opportunity with a larger company to have more asset classes to look at and decide which ones make sense to hold based on what your outlook is on interest rates. I plan on being up in New York a couple of times over the next few weeks. And Frank Byer (ph) and I and the CFO at Independence and others on his management team, we’re just going to sit down with myself, our Treasurer and others and work through our balance sheets and decide what makes the most sense for shareholders.
So I cannot name specifics at this point, Matt, but I believe that there will be some opportunities to do that.

Matthew O’Connor - UBS — Analyst
Okay. And somewhat related, but if we look at the mark-to-market of ICDC’s (ph) balance sheet, it looks like the write-down of market on both the assets and liabilities is in the 7, $800 million range.

Mark McCollom - Sovereign Bancorp — CFO
That would be very high.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

Matthew O’Connor - UBS — Analyst
Do you have a number for us?

Mark McCollom - Sovereign Bancorp — CFO
I mentioned the number before, is in the $65 million range roughly.

Matthew O’Connor - UBS — Analyst
That’s the income state income statement impact, right, but the balance impact —?

Mark McCollom - Sovereign Bancorp — CFO
No, Matt, that’s the total mark-to-market adjustment at this point. To get to a mark-to-market of the numbers you’re speaking about would be a very different rate environment. I will be happy to step you through it offline.

Matthew O’Connor - UBS — Analyst
And just lastly, I assume both deals need shareholder approval?

Jay Sidhu - Sovereign Bancorp — CEO
Alan, the Independence Community shareholders need to approve this, Sovereign Bancorp shareholders do not need to approve this deal. There is a certainty of this deal happening. It will happen.
So with that, let me thank you for everybody for taking the time to be on this call. And once again, I would like to invite you to call your Citicorp salesperson to confirm your attendance. It’s a limited attendance to a maximum of 100 people. It’s 12:15 today at Pier Hotel in New York City, and Alan and I will be there and Mark will be available to ask telephonically. Thank you once again and we look forward to working with you and seeing you.

Operator
This concludes today’s Sovereign Bancorp conference call to discuss Grupo Santander’s (indiscernible) and Sovereign’s acquisition of Independence Community Bancorp. You may now disconnect.

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Final Transcript

Oct. 25, 2005 / 9:00AM, ICBC - Sovereign to Acquire Independence Community Bank Corp.

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